Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Pharmaceuticals Reports Fourth Quarter 2012 and

Full Year 2012 Financial Results

Rockville, MD, March 14, 2013 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today reported financial results for the three and twelve months ended December 31, 2012, and provided an update on key accomplishments to date.

•                  Successfully transitioned from a development stage private company to a publicly traded, commercial pharmaceutical company.  Our initial public offering raised gross proceeds totaling $52 million and the follow-on public offering raised an additional $48 million.

•                  Built our commercial organization including an experienced sales and marketing team in preparation for the launch of our lead epilepsy product Oxtellar XRTM (extended-release oxcarbazepine) which was approved by the FDA in October, and for which we received confirmation from the FDA that it has been granted 3-years marketing exclusivity.

•                  Received tentative approval in June for Trokendi XRTM (extended-release topiramate), and in October announced that the USPTO issued two patents covering the product.

•                  Continued to develop our pipeline through the successful completion of a Phase IIb trial with positive top line results on SPN-810, our novel treatment for impulsive aggression in ADHD patients.

“Looking forward into 2013, we are excited about our recent launch of Oxtellar XRTM and the upcoming launch of Trokendi XRTM in the third quarter of the year.  Our sales force is now fully engaged in promoting Oxtellar XRTM to high prescribing physicians. We have made excellent progress in placing Oxtellar XRTM on managed care formularies and distributing Oxtellar XRTM through the wholesaler network” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc.

Fourth Quarter 2012 Financial Results

•                  Cash, cash equivalents and marketable securities of $88.5 million at December 31, 2012.

•                  Research and development (R&D) expense for the fourth quarter declined from $7.5 million in 2011 to $5.2 million in 2012 due to lower clinical trial costs for Oxtellar XRTM.

•                  Selling, general and administrative (SG&A) expense for the fourth quarter increased from $2.8 million in 2011 to $8.7 million in 2012, reflecting higher sales and marketing expenses in anticipation of the 2013 launch of Oxtellar XRTM and Trokendi XRTM.

•                  Net loss applicable to common shareholders for fourth quarter 2012 was $13.5 million or $0.51 per common share (based on 26.6 million weighted average diluted shares outstanding), compared to a gain of $81.1 million in the fourth quarter of 2011 or $40.14 per common share (based on 2.0 million weighted average diluted shares outstanding).  The gain in the fourth quarter 2011 was due to the sale of the TCD Royalty subsidiary (“TCD”), which is reported as a discontinued operation.  Excluding the impact of the sale of TCD, net loss for the fourth quarter of 2011 was $10.6 million.

Twelve months ended December 31, 2012 Financial Results

•                  R&D expense for 2012 declined from $30.6 million in 2011 to $23.5 million, primarily due to the conclusion of the Oxtellar XRTM and Trokendi XRTM clinical trials in 2011.

•                  SG&A expense for 2012 increased from $7.9 million in 2011 to $20.1 million, primarily because of higher sales and marketing costs associated with preparing for the 2013 launches of Oxtellar XRTM and Trokendi XRTM.

•                  Net loss applicable to common shareholders for 2012 was $47.4 million or $2.72 per common share (based on 17.4 million weighted average diluted shares outstanding), compared to a net income of $50.4 million, or $31.39 per common share, for 2011 (based on 1.6 million weighted average diluted shares outstanding).  The gain in 2011 was due to the sale of TCD, which is reported as a discontinued operation.  Excluding the impact of the sale of TCD, net loss for 2011 was $39.5 million.

Liquidity and Capital Resources

Cash, cash equivalents and marketable securities increased from $48.5 million at December 31, 2011 to $88.5 million at December 31, 2012.  This increase was the result of net proceeds from our common stock offerings during 2012 of $92.4 million offset by uses of cash in 2012 to fund operations and service debt payments.

Oxtellar XRTM Launch Update

Oxtellar XRTM was launched in February 2013 by approximately 75 sales representatives focusing on the top 6 deciles of high prescribing physicians.  All major wholesalers and several regional wholesalers in the United States have stocked the product, and the Company has a pharmacy assistance service to assist patients in finding a local pharmacy that can quickly order the product and fill their prescription. To date, Oxtellar XRTM has achieved strong coverage on commercial managed care formularies with more than 120 million commercial lives.  Initial feedback from the field, while very early into the launch, has been very positive about Oxtellar XRTM.  The Company should be in a much better position to look at prescription data as it gets further into the launch.

2013 Financial Guidance

In order to support both product launches and the continued development of our pipeline, we project cash burn for the year to range from $95 million to $105 million.  We believe our cash, cash equivalents, and marketable securities as of December 31, 2012 should be sufficient to fund operations into the fourth quarter of 2013.

Assuming availability of data on rebates and allowances, the Company may be able to report revenue for Oxtellar XRTM prescriptions which are sold in the first quarter in its second quarter financial results.

About Oxtellar XRTM

Oxtellar XRTM is a novel once-daily extended release formulation of oxcarbazepine. It is an antiepileptic drug (AED) indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The recommended daily dose for adults is 1200 mg to 2400 mg once per day, and for children 6 to 17 years of age is 900 mg to 1800 mg depending on weight. The product is available in 150 mg, 300 mg and 600 mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases.  The Company launched one product for epilepsy, Oxtellar XRTM (extended release oxcarbazepine), and has one tentatively approved product for epilepsy, Trokendi XRTM (extended release topiramate).  The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s respective PDUFA dates for product candidates and anticipated launch dates for its tentatively approved product; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

SUPERNUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2012

Cash, cash equivalents and marketable securities	$48,544	$88,508
Other current assets	855	3,233
Total current assets	49,399	91,741
Property and equipment, net	1,310	1,421
Deferred financing costs	2,054	89
Other long-term assets	967	738
Total Assets	$53,730	$93,989

Accounts payable and accrued expenses	$11,763	$10,666
Secured notes payable, current	6,775	11,809
Deferred revenue	232	508
Total current liabilities	18,770	22,983
Secured notes payable, long-term	22,711	11,088
Other liabilities	2,806	2,348
Total Liabilities	44,287	36,419

Total Stockholders’ Equity	9,443	57,570
Total Liabilities & Stockholders Equity	$53,730	$93,989

SUPERNUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Year ended
	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2012

Revenues	$42	$1,090	$803	$1,480

Cost and expenses
Research and development	7,500	5,150	30,627	23,517
Selling, general and administrative	2,785	8,684	7,928	20,132
Total cost and expenses	10,285	13,834	38,555	43,649

Operating loss	(10,243)	(12,744)	(37,752)	(42,169)
Other income (expense):
Interest income	0	30	31	120
Interest expense	(508)	(804)	(1,866)	(3,575)
Other income(expense)	87	6	117	(660)

Loss from continuing operations before income taxes	(10,664)	(13,512)	(39,470)	(46,284)
Income tax benefit	16,245	—	16,245	—
Income (loss) from continuing operations	5,581	(13,512)	(23,225)	(46,284)

Income from discontinued operations, net of tax	1,542	—	2,188	—
Gain on disposal of discontinued operations, net of tax	74,852	—	74,852	—
Income from discontinued operations	76,394	—	77,040	—

Net income (loss)	81,975	(13,512)	53,815	(46,284)
Cumulative dividends on preferred stock	(858)	—	(3,430)	(1,143)
Net income (loss) attributable to common shareholders	$81,117	$(13,512)	$50,385	$(47,427)

Net income (loss) per common share:
Basic
Continuing operations	$2.88	$(0.51)	$(16.60)	$(2.72)
Discontinued operations	46.64	—	47.99	—
Net income (loss)	$49.52	$(0.51)	$31.39	$(2.72)
Net income (loss) per common share: discontinued
Diluted
Continuing operations	$2.34	$(0.51)	$(16.60)	$(2.72)
Discontinued operations	37.80	—	47.99	—
Net income (loss)	$40.14	$(0.51)	$31.39	$(2.72)

Weighted-average number of common shares:
Basic	1,638,076	26,626,949	1,605,324	17,440,910
Diluted	2,020,874	26,626,949	1,605,324	17,440,910